EXHIBIT M
SUMMARY NOTICE OF PROPOSED CLASS ACTION SETTLEMENT
AND COURT-APPROVAL HEARING

In re: Aqueous Film-Forming Foams Products Liability Litigation, MDL No. 2:18-mn-02873
This Document relates to: City of Camden, et al., v. 3M Company, No. 2:23-cv-XXXX-RMG

United States District Court, District of South Carolina, Charleston Division
TO THE SETTLEMENT CLASS: All Active Public Water Systems in the United States of America that have one or more Impacted Water Sources as of DATE; and all Active Public Water Systems that do not have one or more Impacted Water Sources as of DATE and
(i) are required to test for certain PFAS under U.S. EPA’s UCMR-5, or
(ii) serve more than 3,300 people, according to U.S. EPA’s SDWIS data system.

All capitalized terms not otherwise defined herein shall have the meanings set forth in the Settlement Agreement, available for review at www.PFASWaterSettlement.com.

Active Public Water System means a Public Water System whose activity-status field in SDWIS states that the system is “Active.”

Impacted Water Source means a Water Source that has a Qualifying Test Result showing a Measurable Concentration of PFAS.

As used above, Public Water System means a system for the provision to the public of water for human consumption through pipes or other constructed conveyances, if such system has at least fifteen (15) service connections or regularly serves an average of at least twenty-five (25) individuals daily at least sixty (60) days out of the year, consistent with the use of that term in the Safe Drinking Water Act, 42 U.S.C. § 300f(4)(A), and 40 C.F.R. Part 141.

Public Water System includes (i) any collection, treatment, storage, and distribution facilities under control of the operator of such system and used primarily in connection with such system, and (ii) any collection or pretreatment storage facilities not under such control which are used primarily in connection with such system. Solely for purposes of the Settlement Agreement, the term “Public Water System” refers to a Community Water System of any size or a Non-Transient Non-Community Water System that serves more than 3,300 people, according to SDWIS; or any Person (but not any financing or lending institution) that has legal authority or responsibility (by statute, regulation, other law, or contract) to fund or incur financial obligations for the design, engineering, installation, operation, or maintenance of any facility or equipment that treats, filters, remediates, or manages water that has entered or may enter Drinking Water or any Public Water System; but does not refer to a Non-Transient Non-Community Water System that serves 3,300 or fewer people, according to SDWIS, or to a Transient Non-Community Water System of any size. It is the intention of the Settlement Agreement that the definition of “Public Water System” be as broad, expansive, and inclusive as possible.

What Is the Purpose of this Notice? The purpose of this Notice is (i) to advise you of a proposed settlement of certain Claims against 3M Company (“3M” or “Defendant”) in the United States District Court for the District of South Carolina (the “Court”); (ii) to summarize your rights in connection with the Settlement; and (iii) to inform you of a Court hearing to consider whether to grant final approval of the Settlement (the “Final Fairness Hearing”), to be held on DATE at TIME, before the Honorable Richard M. Gergel, United States District Judge of the United States District Court for the District of South Carolina, located at 85 Broad Street, Charleston, South Carolina 29401.

What Are the Key Terms of the Proposed Settlement? 3M has agreed to pay an amount not less than $10,500,000,000 and not more than $12,500,000,000, inclusive (the “Settlement Amount”), subject to final approval of the Settlement by the Court and certain other conditions specified in the Settlement Agreement. 3M shall additionally pay up to $5,000,000 to cover costs incurred by the Notice Administrator in the course of executing the Notice Plan. Together, these payments constitute the “Settlement Funds.” In no event shall 3M be required under the Settlement Agreement to pay any amounts above the Settlement Funds. Any fees, costs, or expenses payable under the Settlement Agreement shall be paid out of, and shall not be in addition to, the Settlement Funds. Each Settlement Class Member that has not excluded itself from the Class will be eligible to receive a settlement check(s) from the Claims Administrator based on the Allocation Procedures developed by Class Counsel, which are subject to final approval by the Court as fair and reasonable and whose administration is under the oversight of the Special Master.

What Are My Options?

YOU CAN PARTICIPATE IN THE SETTLEMENT. You must file a Claims Form to be eligible to receive a payment under the Settlement. You can submit your Claims Form online at www.PFASWaterSettlement.com, or you can download, complete, and mail your Claims Form to the Claims Administrator at AFFF Public Water System Claims, P.O. Box 4466, Baton Rouge, Louisiana 70821. The deadline to submit a Claims Form is DEADLINE DATE.

Regardless of whether you file a Claims Form or receive any distribution under the Settlement, unless you timely opt out as described below, you will be bound by the Settlement and any judgment or other final disposition related to the Settlement, including the Release set forth in the Settlement Agreement, and will be precluded from pursuing claims against 3M separately if those Claims are within the scope of the Release.

YOU CAN OPT OUT OF THE SETTLEMENT. If you do not wish to be a Settlement Class Member and do not want to participate in the Settlement and receive a settlement check, you may exclude yourself from the Class by completing and mailing a notice of intention to opt out. Any Person within the Settlement Class that wishes to opt out of the Settlement Class and Settlement must serve a written and signed statement entitled “Request for Exclusion” on the Notice Administrator, the Special Master, the Claims Administrator, 3M’s Counsel, and Class Counsel no later than DEADLINE DATE.

YOU CAN OBJECT TO THE SETTLEMENT. Any Settlement Class Member that has not successfully excluded itself (“opted out”) may object to the Settlement. Any Settlement Class Member that wishes to object to the Settlement or to an award of fees or expenses to Class Counsel must file a written and signed statement designated “Objection” with the Clerk of the Court and provide service on 3M’s Counsel and Class Counsel no later than DEADLINE DATE.

VISIT WWW.PFASWATERSETTLEMENT.COM FOR COMPLETE INFORMATION ABOUT YOUR RIGHTS

The Court’s Final Fairness Hearing. The Court will hold the Final Fairness Hearing in Courtroom XX of the United States District Court for the District of South Carolina, located at 85 Broad Street, Charleston, South Carolina 29401, on DATE. At that time, the Court will determine, among other things, (i) whether the Settlement should be granted final approval as fair, reasonable, and adequate, (ii) whether the Litigation should be dismissed with prejudice pursuant to the terms of the Settlement Agreement, (iii) whether the Settlement Class should be conclusively certified, (iv) whether Settlement Class Members should be bound by the Release set forth in the Settlement Agreement, (v) the amount of attorneys’ fees and costs to be awarded to Class Counsel, if any, and (vi) the amount of the award to be made to the Class Representatives for their services, if any. The Final Fairness Hearing may be postponed, adjourned, or continued by Order of the Court without further notice to the Class.

How Do I Get More Information? Please visit www.PFASWaterSettlement.com or call toll free 1-XXX-XXX-XXXX. You may also contact Class Counsel or the Notice Administrator for more information:

Class Counsel	Class Counsel
Scott Summy Baron & Budd, P.C. 3102 Oak Lawn Ave., Ste. 1100 Dallas, TX 75219 Email: ssummy@baronbudd.com	Michael A. London Douglas & London 59 Maiden Lane, 6th Fl. New York, NY 10038 Email: mlondon@douglasandlondon.com
Paul J. Napoli Napoli Shkolnik 1302 Avenida Ponce de Leon San Juan, PR 00907 Email: pnapoli@NSPRlaw.com	Elizabeth A. Fegan Fegan Scott LLC 150 S. Wacker Drive, 24th Floor Chicago, IL 60606 beth@feganscott.com

Notice Administrator	Claims Administrator
In re: Aqueous Film-Forming Foams Products Liability Litigation c/o 3M Notice Administrator 1650 Arch Street, Suite 2210 Philadelphia, PA 19103 Email: XXXXX	AFFF Public Water System Claims PO Box 4466 Baton Rouge, LA 70821